Exhibit 5.1

The Board of Directors

Hydro One Limited

We consent to the use of our audit report dated February 12, 2018, on the financial statements of Hydro One Limited, which comprise the consolidated balance sheets at December 31, 2017 and December 31, 2016, the consolidated statements of operations and comprehensive income, changes in equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, which are incorporated by reference in the short form base shelf prospectus which is part of the Amendment No.1 to the Registration Statement on Form F-10.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

November 23, 2018

Toronto, Canada